February 24, 2023
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated February 9, 2018 regarding the sale of Institutional Shares and Retail Shares of the Marmont Redwood International Equity Fund (n/k/a the Hardman Johnston International Growth Fund), a series of Manager Directed Portfolios. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.